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                                                                     EXHIBIT 5.1
                       [Letterhead of Jenner & Block, LLC]

August  12, 2003

General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, Virginia 22042
Attn:  David A. Savner,
Senior Vice President and
  General Counsel

Re: General Dynamics Corporation Supplemental Savings and Stock Investment Plan (the "Plan")

Ladies and Gentlemen:

We are issuing this letter in our capacity as special counsel to General Dynamics Corporation (the "Corporation") in connection with the proposed registration on Form S-8 (the "Registration Statement") of obligations of the Corporation (the "Supplemental Obligations") which may from time to time be issued by the Corporation pursuant to the Plan.

In connection with the preparation of this letter, we have examined original or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments, as we have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact relevant to this opinion, we have relied upon certificates or written statements from officers and other appropriate representatives of the Corporation or public officials. In all such examinations we have assumed the genuineness of all signatures, the authority to sign and the authenticity of all documents submitted as originals.

Based upon and subject to the foregoing, we are of the opinion that:

     (i) The Supplemental Obligations covered by the Registration Statement which may be issued pursuant to the Plan have been duly authorized and, when so issued in accordance with the terms of the Plan, will be valid and binding obligations of the Corporation enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

     (ii) The Plan is by its terms intended to be an unfounded plan maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees. To the extent that provisions of the Employee Retirement Income Security Act ("ERISA") apply to unfounded plans maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees, the Plan complies with those requirements of ERISA.

We hereby consent to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ JENNER & BLOCK, LLC
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Jenner & Block, LLC